Exhibit 19.1

Healthcare Services Group, Inc.
Insider Trading Policy

Purpose
This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Healthcare Services Group, Inc. (the “Company”) and the handling of confidential information about the Company and its subsidiaries (the “Company Group”) and the companies with which the Company Group does business. The Company’s Board of Directors (the “Board”) has adopted this Policy to (i) promote compliance with federal and state securities laws, (ii) provide guidelines to certain employees, officers and directors of the Company with respect to transactions in the Company’s securities, and (iii) help prevent insider trading.
Persons Subject to the Policy
This Policy applies to all directors, officers and other employees of the Company who are designated by the Chief Compliance Officer as covered persons under this Policy (each, a “Covered Person”). Each Covered Person is individually responsible to understand and comply with this Policy. This Policy also applies to entities controlled by a Covered Person, as described below, and to such Covered Person’s family members who reside with him or her (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in his or her household, and any family members who do not live in such person’s household but whose transactions in Company Securities (as defined below) are directed by him or her or are subject to his or her influence or control, such as parents or children who consult with such person before they trade in Company Securities (collectively referred to as “Family Members”). The Company may also determine from time-to-time that other persons or entities should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. Each Covered Person will be asked to certify that he or she has received this Policy, read it, understands it, and agrees to comply with it. This Policy does not apply to the Company or purchases, sales, grants or other transactions involving Company Securities made by the Company or on its behalf.
Transactions Subject to the Policy
This Policy applies to transactions in the Company’s securities, including the Company’s common stock, options to purchase common stock, and any other type of securities that the Company may issue, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps, relating to Company Securities (collectively, “Company Securities”).
Individual Responsibility
Covered Persons have ethical and legal obligations to maintain the confidentiality of information about the Company Group and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each Covered Person is responsible for ensuring that he or she complies with this Policy, and that any Family Member or person or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Chief Compliance Officer of the Company or any other employee or director of the Company Group pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an

Corporate Office: 3220 Tillman Drive • Glenview Corporate Center • Suite 300 • Bensalem, PA 19020
(215) 639-4274 • Fax: (215) 639-2152 • http://www.hcsgcoip.com individual from liability under applicable securities laws. None of the Company Group, nor any of the Company Group’s directors, officers or other employees, or other representatives, shall be deemed, solely by their approval of an individual’s actions under this Policy, to have represented that any such action complies with applicable securities laws or to have assumed any liability or responsibility to the individual or any other person or entity if such actions fail to comply with applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company Group for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”
Administration of the Policy
This Policy shall be administered by the Chief Compliance Officer of the Company. All determinations and interpretations by the Chief Compliance Officer shall be final and not subject to further review.
Statement of Policy
It is the policy of the Company that no Covered Person (or any other person designated by this Policy or by the Chief Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company Group may, directly or indirectly, through Family Members or other persons or entities:
1.Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans” if any;
2.Recommend or otherwise provide advice with respect to purchasing, selling or holding any Company Securities or otherwise disclose or pass on (“tip”) material nonpublic information to any other person, including a Family Member or friend, nor shall such person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities.;
3.Disclose material nonpublic information to persons within the Company Group whose jobs do not require them to have that information, or outside of the Company Group to other persons or entities, including, but not limited to, family, friends, business associates, investors and consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company Group; or
4.Assist anyone engaged in the above activities.
In addition, it is the policy of the Company that no director, officer or other employee of the Company Group (or any other person designated as subject to this Policy) who, in the course of working for the Company Group, learns of material nonpublic information about a company with which the Company Group does business, including a customer or supplier of the Company Group, may trade in that company’s securities until the information becomes public or is no longer material.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances. Even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Corporate Office: 3220 Tillman Drive • Glenview Corporate Center • Suite 300 • Bensalem, PA 19020
(215) 639-4274 • Fax: (215) 639-2152 • http://www.hcsgcoip.com

Definition of Material Nonpublic Information
Material Information. Information is generally considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that may be regarded as material are:
a.Unpublished financial or operating results;
b.Projections of future earnings or losses, or other earnings guidance, or changes to such projections or other earnings guidance;
c.A pending or proposed merger, acquisition or tender offer;
d.A pending or proposed acquisition or disposition of a significant asset or business;
e.A pending or proposed joint venture;
f.A pending or proposed public offering, private placement or other financing of the Company outside of the ordinary course of business;
g.A Company restructuring;
h.Significant related party transactions;
i.A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
j.The establishment of a repurchase or “buy-back” program for Company Securities;
k.A change in senior management;
l.A change in the Company’s independent registered public accounting firm or notification that such firm’s reports may no longer be relied upon;
m.Development of a significant new product, process, or service;
n.Patent or other intellectual property milestones;
o.Pending or threatened significant litigation, or the resolution of such litigation;
p.Impending bankruptcy or the existence of severe liquidity problems;
q.The gain or loss of a significant customer or supplier; and
r.The imposition of a ban on trading in Company Securities or the securities of another company.

Corporate Office: 3220 Tillman Drive • Glenview Corporate Center • Suite 300 • Bensalem, PA 19020
(215) 639-4274 • Fax: (215) 639-2152 • http://www.hcsgcoip.com

When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through newswire services, a broadcast on widely-available radio or television programs, inclusion on the Company’s website, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the Securities and Exchange Commission (“SEC”) that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company Group’s employees, or if it is available only to a select group of analysts, brokers and institutional investors.
Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until the second business day after the day on which the information is released. If, for example, the Company Group were to make an announcement after markets close on a Tuesday, you should not trade in Company Securities until Friday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.
Safeguarding Confidential Information
Since the determination of whether information is material is complex and difficult, you should assume that any confidential information you possess about the Company Group or any other public company is material.
In order to safeguard the Company Group’s confidential information, and to minimize the possibility that a Covered Person will violate the law or this Policy, the following guidelines should be followed:
a.All confidential information relating to the Company Group’s business should be handled on a need-to-know basis. Such information (including information gained as part of your employment by or service for the Company Group) should not be discussed with any person or entity who does not need to know such information for the purpose of conducting the Company Group’s business. Friends and relatives are among the persons with whom confidential information should not be discussed.
b.Whenever confidential information must be disclosed to an employee or representative, the recipient of such information should be notified of the confidential nature of the information, and in certain circumstances designated by the Chief Compliance Officer, disclosure should be conditioned upon the recipient’s execution of a confidentiality agreement.
c.In order to prevent access by unauthorized persons, confidential documents should be stored appropriately when not being used. This may include using sealed envelopes, marking documents confidential, shredding documents and taking appropriate computer security measures.
d.Directors, officers and other employees who have any doubt about whether they possess material nonpublic information regarding the Company Group or any other company should not disseminate such information to anyone outside the Company Group and should consult the Chief Compliance Officer.

Corporate Office: 3220 Tillman Drive • Glenview Corporate Center • Suite 300 • Bensalem, PA 19020
(215) 639-4274 • Fax: (215) 639-2152 • http://www.hcsgcoip.com

Transactions by Family Members and Others
This Policy applies to your Family Members. You are responsible for the transactions of these persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a person or entity not controlled or influenced by, or related to, you or your Family Members.
Transactions by Entities that You Influence or Control
This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for purposes of this Policy and applicable securities laws as if they were for your own account.
Transactions Under Company Plans
This Policy does not apply in the case of the following transactions, except as specifically noted:
Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of Company Securities as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of Company Securities to satisfy tax withholding requirements upon the vesting of any restricted stock. This Policy does apply, however, to any market sale of restricted stock.
Deferred Compensation Plan. This Policy does not apply to purchases of Company Securities in any Company deferred compensation plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election.
Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in any employee stock purchase plan resulting from your periodic contribution of money to such plan pursuant to the election you made at the time of your enrollment in such plan. This Policy also does not apply to elections to participate in such plan for any enrollment period or purchases of Company Securities resulting from lump sum contributions to such plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your sales of Company Securities purchased pursuant to such plan.
Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company (i.e., transactions similar to the above that are between the Covered Person and the Company) are not subject to this Policy.

Corporate Office: 3220 Tillman Drive • Glenview Corporate Center • Suite 300 • Bensalem, PA 19020
(215) 639-4274 • Fax: (215) 639-2152 • http://www.hcsgcoip.com

Transactions Not Involving a Purchase or Sale
Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell Company Securities while the person making the gift is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions specified below under the heading “Additional Procedures” and the sales by the recipient of Company Securities occur during a Blackout Period (as defined below). Further, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.
Special and Prohibited Transactions
The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore it is the Company’s policy that Covered Persons may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:
Short-Term Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any Covered Person who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa), also known as non-exempt “opposite-way” transactions.
Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company Group’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934 (the “Exchange Act”) prohibits officers and directors from engaging in short sales.
Publicly Traded Options. Given the relatively short term of publicly traded options, transactions in options may create the appearance that a director, officer or other employee is trading based on material nonpublic information and focus a director, officer or other employee’s attention on short-term performance at the expense of the Company Group’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.
Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or other employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or other employee may no longer have the same objectives as the Company’s other stockholders. Accordingly, hedging or monetization transactions are prohibited by this Policy.
Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. As a result, a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities. Therefore, Covered Persons may not place Company Securities in a margin account or pledge Company Securities in any manner.

Corporate Office: 3220 Tillman Drive • Glenview Corporate Center • Suite 300 • Bensalem, PA 19020
(215) 639-4274 • Fax: (215) 639-2152 • http://www.hcsgcoip.com

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”
Additional Procedures
The Company has established additional procedures to assist the Chief Compliance Officer in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.
Pre-Clearance Procedures. Each director and executive officer, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining written pre-clearance of the transaction from the Chief Compliance Officer. A request for pre-clearance should be submitted to the Chief Compliance Officer at least one business day in advance of the proposed transaction. The Chief Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any such transaction in Company Securities, and should not inform any other person of the restriction.
When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company Group, and should fully describe those circumstances to the Chief Compliance Officer. The requestor should also indicate whether he or she has effected any non-exempt opposite-way transactions within the past six months and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5, if applicable. The requestor should also be prepared to comply with Rule 144 under the Securities Act of 1933, as amended, and file a Form 144, if necessary, at the time of any sale.
Quarterly Trading Restrictions. All Covered Persons and entities subject to this Policy, including their Family Members or Controlled Entities, may not engage in any transactions involving Company Securities (other than as specified by this Policy) during any “Blackout Period,” which for the quarters ended March 31, June 30 and September 30, begins on the second Tuesday before the end of each fiscal quarter and ends immediately after the second business day following the date of the public release of the Company’s earnings results for that quarter. The Blackout Period for the quarter ended December 31 begins the third Monday before the end of the fiscal quarter and ends immediately after the second business day following the date of the public release of the Company’s earnings results for that year. In other words, persons subject to this Policy may only conduct transactions in Company Securities outside of a Blackout Period.
Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or other employees. So long as the event remains material and nonpublic, such persons may not engage in transactions involving Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter or year that, in the judgment of the Chief Compliance Officer, designated persons should refrain from trading in Company Securities even outside of a quarterly Blackout Period (a period during which such event-specific trading restriction applies also referred to herein as a “Blackout Period”). In that situation, the Chief Compliance Officer may notify these persons that they should not trade in Company Securities, without disclosing the reason for the restriction. The existence of an event-specific Blackout Period may not be announced to the

Corporate Office: 3220 Tillman Drive • Glenview Corporate Center • Suite 300 • Bensalem, PA 19020
(215) 639-4274 • Fax: (215) 639-2152 • http://www.hcsgcoip.com

Company as a whole, and should not be communicated to any other person. Even if the Chief Compliance Officer has not designated you as a person who should not trade due to an event-specific Blackout Period, you should not trade while aware of material nonpublic information.
Rule 10b5-1 Plans
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability in certain circumstances. To be eligible to rely on this defense, a person subject to this Policy must enter into a plan for transactions in Company Securities that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”). Under a Rule 10b5-1 Plan meeting the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with this Policy, a Rule 10b5-1 Plan must meet the requirements of Rule 10b5-1 and must be pre-approved in writing by the Chief Compliance Officer at least one month in advance of any trades thereunder. If a Rule 10b5-1 Plan is revised or amended, such revisions or amendments must be pre-approved in writing by the Chief Compliance Officer at least one month in advance of any subsequent trades thereunder.
In general, a Rule 10b5-1 Plan must be entered into (or revised or amended) at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trades. The Rule 10b5-1 Plan must: (i) specify the amount, pricing and timing of transactions in advance; (ii) specify a written formula or algorithm or computer program for determining the amount, price and date of securities to be traded; or (iii) delegate discretion on these matters to an independent third party.
A Rule 10b5-1 Plan may not be adopted, revised or amended during a Blackout Period. Unless otherwise specified by the Chief Compliance Officer, no further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.
Post-Termination Transactions
This Policy continues to apply to transactions in Company Securities even after termination of service to the Company Group. If a Covered Person is in possession of material nonpublic information when his or her service terminates, neither such individual nor his Family Members or Controlled Entities may trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Additional Procedures,” however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.
Consequences of Violations
The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in Company Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
In addition, a person’s failure to comply with this Policy may subject that person to Company-imposed sanctions, including dismissal for cause or ineligibility for future participation in the Company’s equity incentive plans, whether or not the Covered Person’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

Corporate Office: 3220 Tillman Drive • Glenview Corporate Center • Suite 300 • Bensalem, PA 19020
(215) 639-4274 • Fax: (215) 639-2152 • http://www.hcsgcoip.com

Company Assistance
Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Chief Compliance Officer, who can be reached by e-mail at jbundick@hcsgcorp.com or by telephone at 267.525.8577.
Certification
All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy.

Corporate Office: 3220 Tillman Drive • Glenview Corporate Center • Suite 300 • Bensalem, PA 19020
(215) 639-4274 • Fax: (215) 639-2152 • http://www.hcsgcoip.com